Exhibit 10.28

CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

THIS CONFIDENTIALITY AND NON-COMPETITION AGREEMENT (the “Agreement”) is made as of September 15, 2017 between CPG International LLC (“Company”) and the undersigned employee, Jonathan Skelly (“Employee”).

WHEREAS, the Company’s business consists of manufacturing premium, low maintenance building products designed to replace wood, metal and other materials in the residential, commercial and industrial markets, including but not limited to: (1) trim products under the trademark AZEK® including AZEK Trimboards, AZEK Sheet, AZEK Beadboard, AZEK Cornerboards and AZEK Adhesive; (2) AZEK Mouldings; (3) AZEK Deck; (4) AZEK Porch; (5) AZEK Siding; (6) AZEK VAST Pavers; (7) railings and railing accessories under the Premier™ and Trademark® brand names; (8) Comtec and Hiny Hiders® bathroom partition systems; (9) TuffTec® and Duralife locker systems; (10) plastic partitions, privacy screens and plastic lockers; (11) Olefin and PVC sheet products for end uses, including but not limited to, graphic and display materials, fire safe materials, marine, RV and outdoor materials, chemical and corrosion resistant materials, food processing materials and playground or recreational materials; (12) composite and pvc decking; (13) composite fencing; (14) deck railing and railing accessories; (15) deck lighting; (16) fasteners; (17) vast pavers; (18) lines of product that are added to the existing product lines of the Company or the Affiliates (defined below) during Employee’s employment; and (19) product lines that are researched or tested during Employee’s employment (collectively “Business”).

WHEREAS, Employee agrees to execute this Agreement in consideration, among other things, of the offer of at-will employment, which is being accepted by Employee signing this Agreement. Employee desires to become employed by the Company on an at-will basis and receive the benefits of employment and signs this Agreement knowingly and willingly in order to receive those benefits and intending to honor all of the provisions herein.

WHEREAS, Employee acknowledges and agrees that executing this Agreement is a necessary precondition for Employee to accept the offer of employment by the Company and to receive the other corresponding compensation and benefits.

WHEREAS, Employee acknowledges that this Agreement is reasonable and necessary because the Company will provide Employee with access to its confidential, proprietary information, trade secrets and access to the Company’s customers and prospective customers, all of which the Company is entitled to protect from disclosure, misappropriation and/or unfair exploitation.

WHEREAS, Employee further acknowledges that during Employee’s employment with the Company, Employee may have access to certain confidential, proprietary information and trade secrets belonging to the Company’s subsidiaries and/or affiliates, including but not limited to CPG Building Products LLC, Scranton Products Inc. (including Vycom Corp.), and any new entities becoming subsidiaries or otherwise affiliated with the Company after the date of this Agreement (collectively, the

“Affiliates”), and Employee has an obligation not to disclose, misappropriate, and/or unfairly benefit from the Affiliate’s confidential, proprietary information, trade secrets, customers, prospective customers, and goodwill.

NOW, THEREFORE, in consideration of employment by the Company and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the Company and Employee agree as follows:

1.    Duties. Employee agrees to be responsible for such duties as are commensurate with and required by the position assigned to Employee by the Company. Employee further agrees to perform Employee’s duties in a diligent, trustworthy, loyal, businesslike, productive, and efficient manner and to use Employee’s best efforts to advance the Business and goodwill of the Company. Employee further agrees to devote substantially all of Employee’s business time, skill, energy and attention exclusively to the Business of the Company and to comply with all rules, regulations and procedures of the Company. During Employee’s employment under this Agreement, Employee may not engage in any other business for Employee’s own account or accept any employment from any other business entity, or render any services, give any advice or serve in a consulting capacity, whether gratuitously or otherwise, to or for any other person, firm or corporation, unless Employee obtains express written approval from the Company. During Employee’s employment under this Agreement, the Company may alter Employee’s duties according to business needs without breaching this Agreement.

2.    Compensation and Benefits. Employee’s annual base salary, benefits and other compensation shall be set at the discretion of the Company. The Company shall be entitled to withhold from any payments to Employee pursuant to the provisions of this Agreement, including any amounts required by any applicable taxing or other authority.

3.    Policies and Practices. Employee agrees to abide by all Company rules, regulations, policies, practices and procedures which the Company may amend from time to time.

4.    Employee Acknowledgments.

(a)    The Company, in the course of its Business, has developed certain “know- how,” including, but not limited to, certain technical information detailed below, which it regards as trade secrets, proprietary information and confidential information.

(b)    This information is the property of the Company and the use, misappropriation or disclosure of the information would constitute a breach of trust and would cause irreparable injury to the Company. Employee recognizes that it is essential to the protection of the goodwill of the Company and to the maintenance of its competitive position that the information be kept secret and that Employee not disclose it to others or use it to Employee’s own advantage or to the advantage of others.

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(c)    During the course of Employee’s employment with the Company, it will be necessary to provide Employee with specialized training and to disclose to Employee certain trade secrets, proprietary information and confidential information which may include, but is not limited to, technical information, such as methods, processes, formulas, compositions, inventions, product development, product designs, computer programs, special hardware, product hardware, related software development, research projects, improvements, systems methods and other confidential technical data, and business information, such as sales, sales volume, sales methods, sales proposals, customers and prospective customers, identity of key purchasing personnel in the employ of customers and prospective customers, proposals, sales leads, profit margins, service reports, amount or kind of customers’ purchases from the Company and/or the Affiliates, sources of supply, supply costs, system documentation, pricing data and policies (including general price lists and prices charged to specific customers), and business methods, marketing strategies, production or merchandising systems or plans (“Confidential Information”). Employee agrees that this Confidential Information includes such information from the Affiliates provided to Employee as a result of Employee’s employment with the Company.

(d)    It is essential for the proper protection of the Company and the Affiliates’ Confidential Information, its goodwill, its relationships with customers and prospective customers and its relationships with its employees that Employee be restrained within the parameters and in accordance with the provisions contained in this Agreement, which is ancillary to Employee’s employment.

(e)    Employee’s experience and capabilities are such that the provisions of this Agreement will not prevent Employee from earning a livelihood, subsequent to termination of employment with the Company and that the Company (as well as the Affiliates providing Confidential Information) will suffer serious and irreparable injury and cost if Employee were to breach Employee’s obligations under this Agreement.

(f)    Employee further recognizes and understands that Employee’s duties at the Company may include the preparation of materials, including written or graphic materials, and that any such materials conceived or written by Employee shall be done as “work made for hire” as defined and used in the Copyright Act of 1976.

5.    Nondisclosure and Nonuse of Confidential Information. Employee agrees to hold and safeguard all of the Confidential Information in trust and confidence for the Company and/or its Affiliates. Employee agrees that Employee shall not, without prior written consent of the Company, misappropriate, disclose or use or make available to any person or any entity for use outside the Company’s organization at any time, either during Employee’s employment with the Company or subsequent to termination of such employment with the Company, for any reason, any of the Confidential Information, whether or not it was developed by Employee. Employee agrees not to use said information to Employee’s own advantage or to the advantage of others except as required in the performance of Employee’s duties to the Company.

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6.    Non-Competition.

(a)    Employee covenants and agrees that Employee shall not engage, directly or indirectly, whether as a consultant, independent contractor, agent, representative, employee, advisor, owner (except in the case of passive ownership of less than five percent (5%) of any publicly traded corporation) or otherwise, alone or in association with any other person, corporation or other entity, in any Competing Business in the United States during Employee’s employment and for one (1) year from the date of termination (regardless of reason) of Employee’s employment with the Company (“Restricted Period”).

(b)     “Competing Business,” as used herein, shall mean any person, business, enterprise or other entity which directly or indirectly sells or attempts to sell any products or services, or any combination thereof, which are the same as, or similar to the products and/or services sold or offered by the Company or the Affiliates at any time during the one (1) year preceding Employee’s termination from employment.

(c)    Employee acknowledges that the restrictions set forth in this Section extend nationwide. Employee further acknowledges that the geographic limitation in the restriction set forth above is reasonable because the Company and the Affiliates offer their products and services and/or plan to offer their products and services throughout this geographic market. Employee further covenants and agrees that the geographic scope, length of term and types of activities restricted (non-competition restrictions) contained in this Agreement are reasonable and necessary to protect the legitimate business interests of the Company and the Affiliates because of the scope of the Company’s Business and its relationship with the Affiliates, which share Confidential Information on a need-to-know basis. Employee acknowledges that these non-competition restrictions are reasonable and necessary and will not prevent Employee from being gainfully employed.

7.    Non-Solicitation of Customers and Prospective Customers.

(a)    Employee agrees that during Employee’s employment and for the one (1) year period following Employee’s termination from employment with the Company (regardless of reason), Employee will not solicit, attempt to obtain business from, accept business from, service, provide consulting services to or contact any Customer or Prospective Customer of the Company or the Affiliates regarding the purchase, lease or license of a product or service that is the same as, similar to, or in competition with those products and/or services made, rendered, performed, offered or under development by the Company or the Affiliates, except for the benefit of the Company.

(b)     “Customer,” as used herein, shall mean any person or entity that procured any products or services from the Company or the Affiliates during the one (1) year preceding Employee’s termination from employment.

(c)     “Prospective Customer,” as used herein, shall mean any person or entity that Employee, the Company or the Affiliates solicited, contacted and/or communicated with for business purposes during the one (1) year preceding Employee’s termination from employment.

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8.    Non-Solicitation of Employees.

(a)    Employee agrees that during his employment with the Company and for one (1) year following termination of Employee’s employment (regardless of reason), Employee shall not, directly or indirectly, induce or attempt to induce any Company Employee to terminate employment, hire or participate in the hiring of any Company Employee or interfere with or attempt to disrupt the relationship, contractual or otherwise, between the Company or any of the Affiliates and any Company Employee.

(b)     “Company Employee,” as used herein, shall mean any person employed by the Company or the Affiliates during the one (1) year preceding Employee’s termination from employment.

9.    Return of Company Property. Employee agrees, upon request of the Company at any time but in any event no later than the time of Employee’s voluntary or involuntary termination of employment, to deliver only to the Company, and to not retain for Employee’s or others’ use, any and all of the Company or the Affiliates’ equipment, advertising, sales, financial, technical and other materials or articles of information, drawings, blueprints, notes, memoranda, specifications, devices, formulae, documents, marketing plans, rolodexes, customer lists, price lists, tapes, computer disks or programs, and any other material, and all copies thereof, relating to Employee’s work or the Company Business and all other documents or materials containing or constituting Confidential Information (including trade secrets). Employee agrees to maintain the integrity of all electronically or magnetically stored information and agrees not to alter, damage or destroy said information before returning it to the Company.

10.    Intellectual Property. Except for those items specifically listed in Exhibit A attached hereto, Employee represents that Employee does not have any right, title or interest in, nor has Employee made or conceived wholly or in part prior to the execution of this Agreement any discovery, idea or invention. Employee shall disclose promptly to the Company or its nominee any and all works, inventions, discoveries and improvements authored, conceived or made by Employee during the period of employment and related to the Business or activities of the Company, and hereby assigns and agrees to assign all Employee’s interest therein to the Company or its nominee. Whenever requested to do so by the Company, Employee shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain Letter Patent or Copyrights of the United States or any foreign country or to otherwise protect the Company’s interest therein. Such obligations shall continue beyond Employee’s termination of employment with respect to works, inventions, discoveries, and improvements authored or made by Employee during the period of employment, and shall be binding on Employee’s assigns, executors, administrators and other legal representatives.

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11.    Equitable Relief, Fees and Expenses. Employee stipulates and agrees that any breach of this Agreement by Employee will result in immediate and irreparable harm to the Company and the Affiliates, the amount of which will be extremely difficult to ascertain, and that the Company and the Affiliates could not be reasonably or adequately compensated by damages in an action at law. For these reasons, the Company and the Affiliates shall have the right, without objection from Employee, to obtain such preliminary, temporary or permanent injunctions or restraining orders or decrees as may be necessary to protect the Company and the Affiliates against, or on account of, any breach by Employee of the provisions of this Agreement without requiring the Company or the Affiliates to post any bond. Such right to equitable relief is in addition to all other legal remedies the Company and the Affiliates may have to protect their rights. In the event the Company and/or the Affiliates obtain any such injunction, order, decree or other relief, in law or in equity, Employee shall be responsible for reimbursing the Company and/or the Affiliates for all costs associated with obtaining the relief, including attorneys’ fees, and expenses and costs of suit. Employee further covenants and agrees that any order of court or judgment obtained by the Company and/or the Affiliates which enforces the Company and/or the Affiliates’ rights under this Agreement may be transferred, without objection or opposition by Employee, to any court of law or other appropriate law enforcement body located in any other state in the U.S.A. where the Company and/or the Affiliates do business, and that said court or body shall give full force and effect to said order and/or judgment.

12.    Tolling Period. The non-competition and non-solicitation obligations contained herein shall be extended by the length of time during which Employee shall have been in breach of the provisions contained in Paragraphs 6, 7 and 8.

13.    Amendments. No supplement, modification, amendment or waiver of the terms of this Agreement shall be binding on the parties hereto unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. Any failure to insist upon strict compliance with any of the terms and conditions of this Agreement shall not be deemed a waiver of any such terms or conditions.

14.    Full Understanding. Employee acknowledges that: (i) Employee has been afforded the opportunity to seek legal counsel, (ii) Employee has carefully read and fully understands all of the provisions of this Agreement, and (iii) Employee, in consideration for the compensation and benefits that correspond with employment, is voluntarily entering into this Agreement.

15.    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as revised to

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be enforceable or, if the provision cannot be revised, as if such invalid, illegal or unenforceable provision had never been contained herein. The covenants stated herein survive the termination of Employee’s employment with the Company for any reason. In the event that a court of competent jurisdiction determines that one or more of the provisions of Paragraphs 6, 7 or 8 is so broad as to be unenforceable, such provision shall be deemed to be reduced in scope or length, as the case may be, to the extent required to make it enforceable.

16.    Other Agreements. Employee represents and warrants that Employee is not a party to or otherwise subject to or bound by the terms of any contract, agreements or understandings that would affect Employee’s right or abilities to perform under this Agreement. Employee further represents and warrants that Employee will not use, disclose, or provide any trade secret, proprietary or confidential information to the Company and the Affiliates. The Company has advised Employee that it has no interest in such information and Employee is prohibited from disclosing or using any such information in Employee’s employment.

17.    Choice of Law, Jurisdiction and Venue. This Agreement is governed by the laws of the Commonwealth of Pennsylvania without regard to its principles of conflicts of law. Employee shall be receiving resources and Confidential Information from Pennsylvania and agrees to its laws governing this Agreement. The parties further agree that a federal court with jurisdiction in the middle district of Pennsylvania or state court with jurisdiction in Luzerne County or Lackawanna County shall be the exclusive forum for the resolution of any dispute arising from or relating to this Agreement unless the Company, in its sole discretion, brings a claim in another court of competent jurisdiction. Each party consents to the personal jurisdiction and venue of any such federal or state court. Employee irrevocably waives Employee’s right to object to or challenge the above selected forum on the basis of inconvenience or unfairness under 28 U.S.C. § 1404, 42 Pa. C.S. § 5322 or similar state or federal statutes.

18.    Successors in Interest. The Company shall have the right to assign this Agreement to a successor or assign, and Employee agrees to be obligated by this Agreement to any successor, assign or surviving entity. Any successor to or assignee of the Company is an intended third-party beneficiary to this Agreement. Employee may not assign this Agreement. Employee further acknowledges and agrees that the Affiliates are third-party beneficiaries to this Agreement and shall be entitled to enforce this Agreement and the provisions herein to the extent Employee discloses or misappropriates Confidential Information belonging to them or unfairly competes with or solicits their customers or employees.

19.    Headings. The headings used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

20.    Survivability. The terms of this Agreement survive the termination of Employee’s employment with the Company for any reason.

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21.    Nondisparagement. During Employee’s employment and thereafter, Employee shall make no negative or derogatory comments, oral or written, directly, indirectly or by innuendo about the Company, its officers, directors or employees, as well as the Affiliates, its officers, directors or employees.

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22.    Entire Agreement. This Agreement represents the entire agreement of the parties with respect to the subject matter hereof. To the extent Employee has entered into any other enforceable agreement with the Company that contains provisions that are not in direct conflict with the provisions in this Agreement, the terms of this Agreement shall not supersede, but shall be in addition to, any other such agreement. This Agreement does not affect Employee’s obligation to be bound by the Company’s policies and procedures to the extent those policies and procedures do not conflict with this Agreement.

IN WITNESS WHEREOF, the parties hereto, mutually intending to be legally bound hereby, have executed this Confidentiality and Non-Competition Agreement as of the 17th day of October, 2017.

CPG INTERNATIONAL LLC:

By:	/s/ Alicia Canano
Name:	Alicia Canano
Title:	Sr Talent Manager

EMPLOYEE:

By:	/s/ Jonathan Skelly
Name:	Jonathan Skelly

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